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                                                                     EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             ORBIS DEVELOPMENT, INC.


                                    ARTICLE I

                                      NAME

         The name of the corporation (hereinafter called "Corporation") is Orbis Development, Inc.


                               ARTICLE II - SHARES

         A. The Corporation is authorized to issue shares of two classes of stock: twenty-five million (25,000,000) shares of Common Stock, $.001 par value, and five million (5,000,000) shares of Preferred Stock, $.001 par value.

         B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. Subject to any preferential rights of the Preferred Stock, holders of Common Stock are entitled to dividends when, as and if declared and paid by the Board of Directors of the Corporation. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

         C. The Board of Directors is authorized, subject to limitations prescribed by the Nevada Revised Statutes (the "Statutes"), and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to prescribe the voting powers, designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

          (1) The number of shares in and the distinguishing designation of that series;

          (2) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Statutes;

          (3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

          (4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

          (5) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;


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          (6)  The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

          (7) Any other rights, preferences and limitations of that series that are permitted by law to vary.

                             ARTICLE III - DIRECTORS

         The governing board of this corporation shall be known as directors. The number of directors constituting the initial Board of Directors is one (1). Thereafter, the number of directors shall be determined by the Bylaws, subject to any limitations set forth in the Statutes.

                              ARTICLE IV - PURPOSE

         The nature of the business and purposes proposed to be transacted, promoted, or carried on by this corporation is to engage in any lawful activity permitted under the Statutes.

                       ARTICLE V - LIMITATION ON LIABILITY

         To the fullest extent permitted by the Statutes, as now in effect or as they may hereafter be amended, a director or any officer of this corporation shall not be personally liable to the corporation or its shareholders for damages for breach of fiduciary duty as a director or officer.

         Neither any amendment nor repeal of this Article V, nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VI

                          INDEMNIFICATION OF DIRECTORS

         The Corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by the Statutes, as now in effect or as they may hereafter be amended.

         Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

                                   ARTICLE VII

                          AMENDED AND RESTATED ARTICLES

         These Amended and Restated Articles of Incorporation supersede, replace, and restate in their entirety the original Articles of Incorporation of the Corporation and any subsequent amendments thereto. Any reference herein to Articles of Incorporation will be deemed a reference to these Amended and Restated Articles of Incorporation.